As filed with the Securities and Exchange Commission on March 18, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	56-0205520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices, including zip code)

Duke Energy Retirement Savings Plan

(Full title of the plan)

Myron L. Caldwell

Vice President and Treasurer

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

(Name and address of agent for service)

(704) 594-6200

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered		Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)
Common Stock, without par value (2)	15,000,000 shares	(3)	$27.63	$414,450,000	$48,781

(1)	In addition, this Registration Statement also covers an indeterminate amount of interests to be offered or sold in connection with the Plan described herein pursuant to Rule 416 (c) under the Securities Act of 1933, as amended.
(2)	Includes Duke Energy Corporation Preference Stock Purchase Rights. Prior to the occurrence of certain events, purchase rights for Duke Energy Corporation Series A Participating Preference Stock will not be evidenced separately from the Duke Energy Corporation Common Stock.
(3)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average ($27.63) of the high and low price of the shares of Duke Energy Corporation Common Stock reported on the New York Stock Exchange on March 11, 2005.
(5)	Securities registered under Registration Statement No. 333-87422, originally filed by Duke Energy Field Services, LLC on May 2, 2002, having an aggregate offering price of $500,000,000, remained unsold at the time such Registration Statement was withdrawn by post-effective amendment thereto filed on January 31, 2005. The registrant, through its wholly owned subsidiaries, owns 69.7% of the outstanding voting securities of Duke Energy Field Services, LLC. In accordance with Rule 457(p), the registration fee of $46,000 associated with the securities registered under Registration Statement No. 333-87422 is offset against the total registration fee due in connection with this Registration Statement. The remaining $2,781 due under this registration statement is currently held in the registrant’s account at the Commission. Accordingly, no registration fee is payable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Duke Energy Corporation (the “Company” or “Registrant”) with respect to the Registrant’s Retirement Savings Plan (the “Plan”), referred to on the cover of this Registration Statement. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each participant in the Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

•	the Company’s annual report on Form 10-K for the year ended December 31, 2004; and

•	the description of the Common Stock, without par value (the “Common Stock”), of the Company, which is contained in the Company’s registration statement on Form S-3, Registration No. 333-108416, filed with the Commission on August 29, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the securities will be passed on for the Company by Robert T. Lucas III, Esq., who is the Company’s Associate General Counsel and Assistant Secretary. Mr. Lucas is an employee and shareholder of the Company.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act and the By-Laws of the Company permit indemnification of its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. In addition, the Company has purchased insurance permitted by the law of North Carolina on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

The Restated Articles of Incorporation of the Company provide that a director shall not be personally liable for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the North Carolina Business Corporation Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

3-1	Restated Articles of Incorporation of registrant, dated June 18, 1997 (filed with Form S-8, No. 333-29563, effective June 19, 1997, as Exhibit 4(G)).

3-2	Articles of Amendment to Restated Articles of Incorporation of registrant, dated February 9, 1999 (filed with Form 8-K of the registrant on February 11, 1999, File No. 1-4928, as Exhibit A to Exhibit 4.1).

3-3	Articles of Amendment to Restated Articles of Incorporation of registrant, dated April 28, 1999 (filed with Form S-3 of the registrant, file number 333-81573, filed June 25, 1999 as Exhibit 4(B)).

3-4	Articles of Amendment to Restated Articles of Incorporation of registrant, dated May 2, 2001 (filed with Post-Effective Amendment No. 2 to Form S-3 of the registrant, file number 333-81573, filed December 12, 2001, as Exhibit 4(B) -1).

3-5	Articles of Amendment to Restated Articles of Incorporation of registrant, dated May 1, 2002 (filed with Form 10-Q of the registrant for the quarter ended March 31, 2002, File No. 1-4928, as Exhibit 3).

3-6	By-Laws of registrant, as amended (filed with Form 10-K for the year ended December 31, 2002, File No. 1-4928, as Exhibit 3-4.)

4	Rights Agreement, dated as of December 17, 1998, between the registrant and The Bank of New York, as Rights Agent (filed with Form 8-K dated February 11, 1999, as Exhibit 4.1).

5	Opinion of Robert T. Lucas III

23-1	Consent of Independent Registered Public Accounting Firm

23-2	Consent of Robert T. Lucas III (included in Exhibit 5)

24-1	Power of Attorney of certain officers and directors of the registrant

24-2	Resolution of the registrant regarding Power of Attorney.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 17th day of March, 2005.

By:	/s/ Myron L. Caldwell
Myron L. Caldwell
Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Paul M. Anderson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Director)	March 17, 2005

David L. Hauser	Group Vice President and Chief Financial Officer (Principal Financial Officer)	March 17, 2005

Keith G. Butler	Vice President and Controller (Principal Accounting Officer)	March 17, 2005

Roger Agnelli

G. Alex Bernhardt

Robert J. Brown

William T. Esrey

Ann M. Gray

Dennis R. Hendrix

George Dean Johnson, Jr.

A. Max Lennon

Leo E. Linbeck, Jr.

James G. Martin

Michael E. J. Phelps

James T. Rhodes

	All of the Directors	March 17, 2005

Myron L. Caldwell, by signing his name hereto, does hereby sign this document on behalf of Duke Energy Corporation and on behalf of each of the above-named persons pursuant to a power of attorney duly executed by Duke Energy Corporation and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

/s/ Myron L. Caldwell
Myron L. Caldwell

Pursuant to the requirements of the Securities Act of 1933, the Duke Energy Corporation Benefits Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 17th day of March, 2005.

DUKE ENERGY RETIREMENT SAVINGS PLAN

By:	/s/ Martin W. Brown
Martin W. Brown
Benefits Committee Chair

INDEX TO EXHIBITS

3-1	Restated Articles of Incorporation of registrant, dated June 18, 1997 (filed with Form S-8, No. 333-29563, effective June 19, 1997, as Exhibit 4(G)).

3-2	Articles of Amendment to Restated Articles of Incorporation of registrant, dated February 9, 1999 (filed with Form 8-K of the registrant on February 11, 1999, File No. 1-4928, as Exhibit A to Exhibit 4.1).

3-3	Articles of Amendment to Restated Articles of Incorporation of registrant, dated April 28, 1999 (filed with Form S-3 of the registrant, file number 333-81573, filed June 25, 1999 as Exhibit 4(B)).

3-4	Articles of Amendment to Restated Articles of Incorporation of registrant, dated May 2, 2001 (filed with Post-Effective Amendment No. 2 to Form S-3 of the registrant, file number 333-81573, filed December 12, 2001, as Exhibit 4(B) -1).

3-5	Articles of Amendment to Restated Articles of Incorporation of registrant, dated May 1, 2002 (filed with Form 10-Q of the registrant for the quarter ended March 31, 2002, File No. 1-4928, as Exhibit 3).

3-6	By-Laws of registrant, as amended (filed with Form 10-K for the year ended December 31, 2002, File No. 1-4928, as Exhibit 3-4.)

4	Rights Agreement, dated as of December 17, 1998, between the registrant and The Bank of New York, as Rights Agent (filed with Form 8-K dated February 11, 1999, as Exhibit 4.1).

5	Opinion of Robert T. Lucas III

23-1	Consent of Independent Registered Public Accounting Firm

23-2	Consent of Robert T. Lucas III (included in Exhibit 5)

24-1	Power of Attorney of certain officers and directors of the registrant

24-2	Resolution of the registrant regarding Power of Attorney.